Exhibit 10.2

Geschäftsführer-Anstellungsvertrag

General Manager Employment Contract

Zwischen der	Between

Astro-Med., Inc., West Warwick, Rhode Island USA

- nachfolgend „Gesellschaft” genannt -

und

Herrn Michael Morawetz, Sudetenstr. 12 - 36396

Steinau an der Straße - nachfolgend:

„Geschäftsführer” - genannt kommt folgender

Vertrag zustande:

Astro-Med., Inc., West Warwick, Rhode Island USA

- hereinafter referred to as the “Company”, on behalf of the Company and its wholly-owned subsidiary, Astro-Med GmbH

and

Herr Michael Morawetz, Sudetenstr. 12 - 36396

Steinau an der Strasse - hereinafter referred to as the “General Manager”, the following contract is agreed:

Präambel	Preamble

Die Parteien haben am 20. Juni 1989 einen Anstellungsvertrag (Anlage l)geschlossen. Um einerseits den Vertrag zu aktualisieren, andererseits aber bestimmten rechtlichen Gegebenheiten Rechnung zu tragen, vereinbaren die Parteien das Folgende:	In order to document their mutual agreement concerning the terms of General Manager’s employment, the parties agree to the following:

§ 1 Aufgaben und Vertretungsverhältnisse	§ 1 Job remit and representation arrangements

Der Geschäftsführer ist verantwortlich für das Verkaufsgebiet Europa (inkl. der an Russland angrenzenden Länder und Kanada, Insbesonders für den Verkauf, die Dienst- leistungen und alle verkaufsfördernden Maßnahmen, einschließlich der Herstellung der „QLS Media Products” und für die Leitung der deutschen Niederlassung, einschließlich deren Mitarbeiter. Er stellt der Astro-Med GmbH seine gesamte Arbeits-kraft, seine Kenntnisse und Erfahrungen zur Verfügung. Er leitet die Astro-Med GmbH und vertritt sie gerichtlich und außer-gerichtlich. Es ist Ihm hierbei jedoch nicht gestattet, Geschäfte mit sich im Namen der Astro-Med GmbH mit sich selbst oder als Vertreter eines Dritten abzuschließen, es sei denn, das Rechts-geschäft besteht ausschließlich in der Erfüllung einer Verbindlichkeit (§ 181 BGB). Die Nieder-lassungsleiter Frankreich, Canada und UK unterstehen dem Geschäftsführer. Er ist auch Geschäftsführer der französischen Niederlassung	The General Manager is responsible for the sales territory of Europe (including Russia) and Canada for sales, services and all sales promotion work, including the production of QLS Media Products, and for managing Astro-Med GmbH and the German operation, including its staff. He shall place his entire working capacity, knowledge and experience at the Company’s disposal. He shall manage Astro-Med GmbH and represent it in and out of court. In this context, however, he shall not be permitted to conclude transactions on behalf of Astro-Med GmbH or the Company with himself or as representative of a third party, unless the legal transaction concerned consists solely of repaying a debt (§ 181 BGB). Until such time as the Company appoints one or more other general managers as provided in the following paragraph, the Company’s French, UK and Canadian Operations report to the General Manager.

Die Gesellschaft kann weitere Geschäftsführer sowie Prokuristen bestellen. Es steht der Gesellschaft frei, hierbei die Vertretungsverhältnisse im Rahmen der Gesetze	The Company can appoint additional general managers and authorized signatories. The Company shall have the right at its discretion to specify the representation arrangements within the framework of statute law and to revise them at any time; the General Manager shall have no

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General Manager Employment Contract

nach ihrem Ermessen zu bestimmen und jederzeit neu zu ordnen; der Geschäfts-führer hat keinen Anspruch auf Einzelvertretungsberechtigung. Im Falle der Ernennung weiterer Geschäftsführer werden diese Geschäftsführer kein Weisungsrecht gegenüber H. Morawetz haben. Ernennung weiterer Geschäftsführer werden diese Geschäftsführer kein Weisungsrecht gegenüber H. Morawetz haben.	entitlement to sole representation. If any additional general managers shall be appointed, these general managers shall have no disciplinary authority to give directions to the General Manager.

§ 2 Geschäftsführungsbefugnis und -Ordnung, genehmigungspflichtige Geschäfte	§ 2 Managerial prerogatives and standing rules, transactions subject to approval

Der Geschäftsführer führt die Geschäfte der Astro-Med GmbH und auch als Gerand (Geschaeftsfuehrer) der Astro-Med SNC Niederlassungnach innen und außen und hat in den Angelegenheiten der Gesellschaft die Sorgfalt eines ordentlichen Kaufmannes anzuwenden.	The General Manager shall manage Astro-Med GmbH’s business, hold the position of SNC Gérant for the Astro-Med SNC Branch in France, both internally and externally, and shall exercise the due care and diligence of a prudent businessman in the Company’s affairs.

Sieht der Gesellschaftsvertrag vor, daß der bzw. die Geschäftsführer zur Durchführung bestimmter Maßnahmen die Zustimmung des Chief Executive Officers (CEO) der Gesellschaft einzuholen haben, so hat der Geschäftsführer dies zu beachten und zu befolgen.	If the by-laws or other directive from the Company specify that the General Manager(s) must obtain the consent of the Chief Executive Officer (CEO) for carrying out particular measures, the General Manager must respect and comply with this.

Bestellt die Gesellschaft weitere Geschäftsführer oder Prokuristen, so kann sie die Geschäftsbereiche nach ihrem Ermessen bestimmen und jederzeit neu ordnen; der Geschäftsführer hat keinen Anspruch auf Führung eines bestimmten Geschäftsbereichs. Die Gesellschaft kann die jeweiligen Geschäftsführungsbefugnisse in einer Geschäftsordnung regeln.	If the Company appoints additional general managers, or authorized signatories, it can specify their responsibilities at its own discretion and reallocate them at any time; the General Manager shall have no entitlement to managing a particular area of responsibility. The Company can regulate the managerial prerogatives in a list of standing rules.

§ 3 Art und Umfang der Tätigkeit; Nebentätigkeiten	§ 3 Nature and scope of the job, sideline activities

Der Geschäftsführer orientiert Art und Zeit seiner Tätigkeit an den Belangen der Astro-Med GmbH und ist an bestimmte Arbeitszeiten nicht gebunden.	The General Manager shall focus the nature and time of his activities on the concerns of the Astro-Med GmbH, and shall not be bound by specific working hours.

Der Geschäftsführer hat bei seiner Tätigkeit die Gesetze, den Gesellschaftsvertrag, die einschlägigen Regularien der Gesellschaft, einen	The General Manager shall in his work comply with the laws, the Company’s Policies or by-laws, any listing of transactions requiring approval, any standing rules and individual instructions from the

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etwaigen Katalog zustimmungspflichtiger Geschäfte, eine etwaige Geschäftsordnung sowie Einzelweisungen des CEO zu beachten. Einmal im Jahr wird der Geschäftsführer aufgefordert, eine Entsprechenserklärung nach dem “Code of Conduct” abzugeben, die dann ebenfalls Bestandteil des Arbeitsvertrages wird.

(1) Ohne vorherige Zustimmung der

(2) Gesellschaft ist es dem Geschäftsführer nicht gestattet, Nebentätigkeiten auszuüben und Ehrenämter zu bekleiden.

CEO. Once a year, the General Manager shall be requested to submit a declaration of conformity under the “Code of Conduct”, which shall then also become a constituent part of the employment contract.

Without the Company’s prior consent, the General Manager shall not be permitted to perform sideline activities or occupy honorary posts.

§ 4 Geheimhaltung, Umgang mit Geschäftsunterlagen	§ 4 Secrecy, dealing with business documents

Der Geschäftsführer hat, auch nach seinem Ausscheiden, über sämtliche Angelegenheiten der Gesellschaft strengste Verschwiegenheit zu wahren. Für jeden Fall eines schuldhaften Verstoßes gegen seine Verschwiegenheitspflicht ist der Geschäftsführer zum Schadensersatz verpflichtet.	The General Manger must, even after leaving the Company, observe the strictest secrecy regarding the Company’s affairs. For each case of a culpable violation of his obligation to maintain secrecy, the General Manager shall be obligated to pay damages.

Sämtliche Unterlagen, die Astro-Med GmbH betreffend, die sich in seinem Besitz befinden, hat der Geschäftsführer im Falle seines Ausscheidens unverzüglich an die Astro-Med GmbH zurückzugeben. Ein Zurückbehaltungsrecht hieran steht im nicht zu. Kopien von Geschäftsunterlagen darf der Geschäftsführer nicht fertigen oder zurückbehalten.	In the event of his leaving the Astro-Med GmbH, the General Manager must immediately return to Astro-Med GmbH all documents and all other Astro-Med GmbH property in his possession relating to the Astro-Med GmbH. He shall have no right of retention to these. The General Manager may not make or retain copies of business documents.

5 Vergütung und Auslagenerstattung	§ 5 Remuneration and reimbursement of expenses

Der Geschäftsführer erhält für seine Tätigkeit ein Monatsgehalt von 157590,00 EUR, das am Monatsende fällig ist und unter Einbehaltung und Abführung der gesetzlichen Abzüge, insbesondere der Steuer und des Arbeitnehmeranteils der Sozialversicherungsbeiträge, ausgezahlt wird. Des Weiteren wird bei entsprechender Leistung- und Zielerreichung ein Bonus (Anlage 1) ausbezahlt.	For his work for the Company, Astro-Med GmbH shall pay the General Manager shall receive an annual salary of €157,590 effective April 1, 2014, due for payment at the end of each month, and to be paid out after retention and subsequent remittance of the statutory deductions, particularly tax and the employee’s portion of the social insurance contributions. In addition, a bonus may be paid given appropriate performance and target achievement (Attachment 1).

Die Astro-Med GmbH übernimmt zusätzlich zu Abs. 1 die Zahlung des Arbeitgeberanteils der Beiträge zu den Sozialversicherungen.	Astro-Med GmbH shall, in addition to paragraph 1, pay the employer’s portion of the contributions to social insurance.

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Das Gehalt wird einmal jährlich anhand der Leistungsentwicklung und Zielerreichung überprüft und ggf. angepaßt.	The salary shall be reviewed once a year against criteria of performance development and target achievement, and adjusted as appropriate.

Ist der Geschäftsführer aufgrund von Krankheit oder Berufsunfähigkeit zur Ausübung seiner Tätigkeit nicht imstande, so wird seine Vergütung während des bestehenden Vertragsverhältnisses für die Dauer von 6 Wochen unter Anrechnung des vom Geschäftsführer bezogenen Krankengeldes weitergezahlt.	If by reason of illness or incapacity the General Manager is unable to perform his work, his remuneration shall continue to be paid during the existing contractual relationship for a period of 6 weeks, offsetting the sickness benefit received by the General Manager.

Der Geschäftsführer erhält von der Gesellschaft einen Pkw der oberen

Mittelklasse zur Verfügung gestellt, den er während der Dauer des Vertragsverhältnisses zu beruflichen und privaten Zwecken nutzen darf. Die laufenden Kosten der Pkw-Nutzung trägt die Astro-Med GmbH. Die auf die private Nutzung entfallende Steuerbelastung trägt der Geschäftsführer. Ein Zurückbehaltungsrecht an dem Fahrzeug in irgendeiner Form besteht nicht.

Astro-Med GmbH shall provide the General Manager with an automobile, from the upper mid range category, which he may use throughout the duration of the contractual relationship for business and private purposes. The running costs for car utilization shall be borne by the Astro-Med GmbH. The tax burden arising from private use shall be borne by the General Manager. No right of retention whatever exists for the vehicle.

Die Gesellschaft schließt für den Geschäftsführer eine Gruppenunfallversicherung ab zu folgenden Bedingungen:

(Class 1 employee). The policy has an Accidental Death and Dismemberment benefit of $300,000 USD.

The Company shall take out group accident travel insurance policy that covers the General Manager (Class 1 employee). The policy has an Accidental Death and Dismemberment benefit of $300,000 USD.

§ 6 Urlaub	§ 6 Holiday

Der Geschäftsführer ist berechtigt, jährlich Urlaub von insgesamt 30 Tagen zu nehmen.	The General Manager is entitled to take a total of 30 days’ holiday per annum.

Urlaub, der bis zum 31.3. des jeweiligen Folgejahres nicht genommen worden ist, verfällt ersatzlos, es sei denn, der Geschäftsführer unterrichtet den COO oder den CEO der Gesellschaft schriftlich bis spätestens zum 31.1. des jeweiligen Folgejahres darüber, daß er seinen Urlaub nicht fristgemäß in vollem Umfange nehmen kann.	Holiday which has not been taken by the 31 March of the succeeding year in question shall lapse without replacement, unless the General Manager notifies the Company’s CEO in writing by 31 January at the latest of the succeeding year, that he is unable to take his holiday in full before the deadline.

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General Manager Employment Contract

§ 7 Vertragsdauer und Beendigung	§ 7 Duration and termination of the contract

Dieser Vertrag tritt mit der Unterzeichnung der Vereinbarung in Kraft und gilt als auf unbestimmte Zeit geschlossen, es sei denn, er wird gemäß den Bestimmungen 7.2,7.3 oder 7.4 dieser Vereinbarung gekündigt. Er endet jedoch ohne Kündigung spätestens am Ende des Monats, in dem der Geschäftsführer das gesetzliche Rentenalter erreicht.	This contract comes into force on the date of the respective signatures and remains valid unless terminated by either party in accordance with Section 7(2), 7(3) or 7(4). It shall, however, end without notice of termination at the latest on the last day of the month in which the General Manager achieves the legal retirement age.

Der Vertrag kann von jeder Partei außerordentlich fristlos gekündigt werden, wenn ein wichtiger Grund vorliegt.	The contract can be terminated by either of the parties for good cause without giving or observing a notice period.

Er kann ohne Vorliegen von Gründen ordentlich mit einer Frist von sechs Monaten zum Quartalsende gekündigt werden.	The contract can be terminated in the standard manner without citing reasons by giving six months’ notice to the end of a quarter.

Im Falle einer betriebsbedingten Kündigung durch die Gesellschaft, zahlt die Gesellschaft an den Geschäftsführer zusätzlich zu den monatlichen Bezügen eine Abfindung in Höhe von einem Bruttomonatsgehalt pro Beschäftigungsjahr bei der Astro-Med GmbH bis zum Beendigungszeitpunkt, aber es werden keine weiteren Zahlungen des Jegliche Kündigung bedarf der Schriftform. Kündigt der Geschäftsführer, so hat er seine Kündigung an die Gesellschaft zu richten.

If the Company terminates this contract without cause, the General Manager shall be entitled to receive a one-time termination payment equal to one months’ base pay for each year of employment at Astro-Med GmbH (net of any statutory deductions or required employer contributions) in addition to the monthly salary payments until the date of cessation of the contract, but no further payments of base salary or additional compensation shall be due.

Die Bestellung des Geschäftsführers ist jederzeit widerruflich. Eine Abberufung des Geschäftsführers durch die Gesellschaft beinhaltet die Kündigung dieses Vertrages zum nächstmöglichen ordentlichen Zeitpunkt. Hierbei gelten die im vorangehenden Absatz zur Kündigung aufgestellten Grundsätze entsprechend.	Any notice of termination must be given in writing. If the General Manager gives notice, he shall address his notice to the Company. The appointment of the General Manager can be revoked at any time. A dismissal enforced by the Company entails the termination of this contract at the next possible due date. The principles on termination listed in the preceding paragraph shall apply analogously here.

Beruft die Gesellschaft den Geschäftsführer ab oder kündigt die Gesellschaft diesen Vertrag ordentlich oder außerordentlich, so ist sie in jedem Fall berechtigt, den Geschäftsführer von seiner Verpflichtung zur Arbeitsleistung jederzeit, auch teilweise, unter Anrechnung auf noch bestehende Urlaubsansprüche zu entbinden.	If the Company dismisses the General Manager or if the Company terminates this contract, either with due notice or summarily for good cause, then it shall in all cases be entitled at any time to relieve the General Manager from his obligation to perform his job, in whole or in part, allowing for the still-existing holiday entitlement.

Grundgehalts oder weitere Abfindungszahlungen gewährt.

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§ 8 Geltendmachung von Ansprüche	§ 8 Assertion of claims

Die aus diesem Dienstvertrag resultierenden beiderseitigen Ansprüche sind innerhalb von drei Monaten nach Fälligkeit gegenüber dem anderen Vertragsteil schriftlich geltend zu machen. Geschieht die Geltendmachung nicht fristgerecht, verfallen die jeweiligen Ansprüche ersatzlos. Für diesen Vertrag wird die Anwendbarkeit deutschen Rechts vereinbart. Als Gerichtstand wird soweit möglich Frankfurt vereinbart.	The mutual claims resulting from this employment contract must be asserted in writing to the other contracting party within three months after falling due. If such assertion is not made before the deadline, the claims involved shall lapse without replacement. It is agreed for this contract to apply German law. Jurisdiction takes place in Germany/Frankfurt.

§ 9 Schlussbestimmungen	§ 9 Final provisions

This contract replaces all former contracts.	This contract replaces all former contracts.

Änderungen und Ergänzungen dieses Vertrages bedürfen der Schriftform. Die Aufhebung des Schriftformerfordernisses ist ihrerseits nur bei Einhaltung der Schriftform wirksam.	Alterations and supplements to this contract must be made in writing signed by the party against whom they are to be enforced. Cancellation of this requirement for the written form must in its turn be made in writing to take effect.

Sollten Bestimmungen dieses Vertrages unwirksam sein, so wird die Wirksamkeit des Vertrages und der in ihm enthaltenen

übrigen Bestimmungen hiervon nicht berührt. Anstelle der unwirksamen Bestimmung gilt die Bestimmung, die den beabsichtigten Regelungsgehalt in bestmöglichster Weise zur Geltung bringt

If provisions of the contract are inoperative, this shall not affect the validity of the contract itself and the other provisions contained therein. In place of the inoperative provision, the provision shall apply which most effectively encapsulates the intended prescriptive content involved.

Folgende Anlagen bestehen und sind ergänzender wesentlicher Bestandteil des Vertrages: Anlage 1 Compensation Plan: Vice President of International Branches	The following attachments exist and form a supplementary constituent part of this contract: Attachment 1 Compensation Plan: Vice President of International Branches

West Warwick, Rhode Island USA	Steinau den

/s/ Gregory A. Woods 26 Nov 14	/s/ Michael Morawetz
Gregory A. Woods Date	Michael Morawetz 11/12/14 Date
President & Chief Executive Officer (CEO)
Astro-Med, Inc.

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